Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS FIRST QUARTER RESULTS

MILWAUKEE, October 26, 2016/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its first fiscal quarter ended October 2, 2016.

•	First quarter net sales were $287 million. Net sales decreased $3 million compared to last year.

•	First quarter net loss was $14.1 million. Results improved from a net loss of $18.2 million or an adjusted net loss of $15.2 million last year.

•	First quarter diluted loss per share was $0.34 compared to $0.42 (GAAP) and $0.35 (adjusted) last year.

•	Repurchased $8.7 million in shares under the share repurchase program during the quarter.

•	Increasing fiscal 2017 earnings outlook to $1.31 to $1.46 per diluted share from previous guidance of $1.26 to $1.41 per diluted share due to the impact to date of Hurricane Matthew.

“Our first quarter results were better than we expected, largely driven by engine shipments that occurred earlier than expected,” said Todd J. Teske, Chairman, President and Chief Executive Officer. “Favorable weather in the U.S. and Europe has led to solid late season activity following a delayed start to this past season. We believe the impact of the late season activity has reduced lawn and garden channel inventories to near normal levels, similar to last year.” Teske continued, “We have increased our revenue and earnings guidance for the year given the increased sales of generators from the impact of Hurricane Matthew. The increase reflects the sales we have achieved to date and does not include estimates beyond this. We are currently experiencing increased activity, especially for our standby product offerings, however it is too early to quantify the impact of this activity on our outlook for the remainder of the fiscal year. Regarding the storm, we were able to get generators to affected areas to help people in their time of need. I am proud of the efforts of our team who diligently worked with our retail partners throughout the development and aftermath of the storm.”

Conference Call Information:

The Company will host a conference call tomorrow at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://investors.basco.com.

Also available is a dial-in number to access the call real-time at (866) 259-1024. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1666203.

Non-GAAP Financial Measures

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted engineering, selling, general, and administrative expenses”, “adjusted segment income (loss)”, “adjusted net income (loss)”, and “adjusted diluted earnings (loss) per share.” Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions (including effects from the U.K.’s decision to exit the European Union); the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from restructuring actions; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. We undertake no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people's lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America’s number one marketer of gas pressure washers, and it is a leading designer, manufacturer and marketer of power generation, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Snapper Pro®, Ferris®, Vanguard™, Allmand™, Billy Goat®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended September
(In Thousands, except per share data)

	Three Months Ended September
	FY2017	FY2016
NET SALES	$286,797	$289,458
COST OF GOODS SOLD	234,276	237,287
RESTRUCTURING CHARGES	—	2,459
Gross Profit	52,521	49,712

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	72,063	72,134
RESTRUCTURING CHARGES	—	914
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES (1)	3,228	—
Loss from Operations	(16,314)	(23,336)

INTEREST EXPENSE	(4,505)	(4,536)
OTHER INCOME	457	1,455
Loss before Income Taxes	(20,362)	(26,417)

CREDIT FOR INCOME TAXES	(6,214)	(8,246)
Net Loss	$(14,148)	$(18,171)

EARNINGS (LOSS) PER SHARE
Basic	$(0.34)	$(0.42)
Diluted	(0.34)	(0.42)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	42,494	43,478
Diluted	42,494	43,478
(1) Beginning in the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within Income from Operations. Prior to the third quarter of fiscal 2016, equity in earnings from unconsolidated affiliates is classified in Other Income. See Adjusted Segment Information tables for prior year equity in earnings of unconsolidated affiliates amounts.

Supplemental International Sales Information
(In Thousands)

	Three Months Ended September
	FY2017	FY2016
International sales based on product shipment destination	$109,887	$91,541

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of September
(In Thousands)

CURRENT ASSETS:	FY2017	FY2016
Cash and Cash Equivalents	$42,960	$53,995
Accounts Receivable, Net	160,710	168,964
Inventories	470,807	473,773
Deferred Income Tax Asset	43,693	46,096
Prepaid Expenses and Other Current Assets	41,470	47,006
Total Current Assets	759,640	789,834

OTHER ASSETS:
Goodwill	161,670	167,859
Investments	52,049	31,432
Other Intangible Assets, Net	103,318	107,237
Deferred Income Tax Asset	49,730	17,571
Other Long-Term Assets, Net	17,488	17,023
Total Other Assets	384,255	341,122

PLANT AND EQUIPMENT:
At Cost	1,065,847	1,039,144
Less - Accumulated Depreciation	737,044	727,601
Plant and Equipment, Net	328,803	311,543
	$1,472,698	$1,442,499

CURRENT LIABILITIES:
Accounts Payable	$186,468	$184,264
Short-Term Debt	50,175	38,410
Accrued Liabilities	129,705	143,332
Total Current Liabilities	366,348	366,006

OTHER LIABILITIES:
Accrued Pension Cost	306,319	203,931
Accrued Employee Benefits	23,341	23,233
Accrued Postretirement Health Care Obligation	36,120	45,382
Other Long-Term Liabilities	49,538	47,993
Long-Term Debt	221,456	222,811
Total Other Liabilities	636,774	543,350

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	67,383	71,040
Retained Earnings	1,054,251	1,047,338
Accumulated Other Comprehensive Loss	(334,336)	(289,741)
Treasury Stock, at Cost	(318,301)	(296,073)
Total Shareholders' Investment	469,576	533,143
	$1,472,698	$1,442,499

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended September
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2017	FY2016
Net Loss	$(14,148)	$(18,171)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	14,286	13,397
Stock Compensation Expense	1,248	1,627
Loss on Disposition of Plant and Equipment	113	46
Provision for Deferred Income Taxes	3,498	3,844
Equity in Earnings of Unconsolidated Affiliates	(3,228)	(1,436)
Dividends Received from Unconsolidated Affiliates	3,043	728
Non-Cash Restructuring Charges	—	229
Changes in Operating Assets and Liabilities:
Accounts Receivable	29,422	45,558
Inventories	(84,733)	(95,342)
Other Current Assets	(2,234)	2,408
Accounts Payable, Accrued Liabilities and Income Taxes	(18,212)	(30,337)
Other, Net	(5,552)	(5,240)
Net Cash Used in Operating Activities	(76,497)	(82,689)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(15,764)	(12,428)
Cash Paid for Acquisitions, Net of Cash Acquired	—	(2,174)
Proceeds on Sale of Investment in Marketable Securities	3,343	—
Proceeds Received on Disposition of Plant and Equipment	52	515
Net Cash Used in Investing Activities	(12,369)	(14,087)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	50,175	38,410
Stock Option Exercise Proceeds and Tax Benefits	1,117	6,433
Treasury Stock Purchases	(8,654)	(11,178)
Payment of Acquisition Contingent Liability	(813)	—
Net Cash Provided by Financing Activities	41,825	33,665

EFFECT OF EXCHANGE RATE CHANGES	162	(1,284)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(46,879)	(64,395)
CASH AND CASH EQUIVALENTS, Beginning	89,839	118,390
CASH AND CASH EQUIVALENTS, Ending	$42,960	$53,995

Liquidity and Capital Resources:

Net debt at October 2, 2016 was $230.4 million (total debt, excluding debt issuance costs, of $273.3 million less $43.0 million of cash), or $20.9 million higher than net debt of $209.4 million (total debt, excluding debt issuance costs, of $263.4 million less $54.0 million of cash) at September 27, 2015.

Cash flows used in operating activities for fiscal 2017 were $76.5 million compared to $82.7 million in fiscal 2016. The decrease in cash used in operating activities was primarily related to a lower net loss.

During fiscal 2017, the Company repurchased approximately 443,000 shares on the open market at an average price of $19.52 per share. As of October 2, 2016, the Company had remaining authorization to repurchase up to approximately $41.5 million of common stock with an expiration date of June 29, 2018.

SUPPLEMENTAL SEGMENT INFORMATION AND OUTLOOK

Engines Segment:

	Three Months Ended September
(In Thousands)	FY2017	FY2016
Net Sales	$154,498	$150,083

Gross Profit as Reported	$30,985	$23,777
Restructuring Charges	—	464
Adjusted Gross Profit	$30,985	$24,241

Gross Profit % as Reported	20.1%	15.8%
Adjusted Gross Profit %	20.1%	16.2%

Segment Loss as Reported	$(11,654)	$(20,754)
Restructuring Charges	—	1,354
Litigation Charges	—	850
Adjusted Segment Loss	$(11,654)	$(18,550)

Segment Loss % as Reported	(7.5)%	(13.8)%
Adjusted Segment Loss %	(7.5)%	(12.4)%

First Quarter Highlights

•
Starting in fiscal 2017, we implemented new sales terms for engines shipped to overseas customers, which result in earlier revenue recognition compared to the terms we used during previous fiscal years. The change in terms caused units shipped and net sales to be higher by approximately 150,000 units and $18 million, respectively, in the first quarter of fiscal 2017.

•
Using comparable sales terms, engine volumes shipped decreased by 13% or approximately 130,000 engines in the first quarter of fiscal 2017. The decrease is due to lower sales of engines used on snowthrowers due to elevated channel inventories and our continued anticipation that our customers will produce later in fiscal 2017 compared to fiscal 2016.

•
Gross profit percentage improved due to favorable sales mix, slightly lower material costs, favorable foreign exchange and manufacturing efficiency improvements. Production volume decreased by 7% as planned.

•	Equity in earnings of unconsolidated affiliates increased by $1.2 million largely due to the increased ownership in our service parts distributor.

Products Segment:

	Three Months Ended September
(In Thousands)	FY2017	FY2016
Net Sales	$150,795	$162,541

Gross Profit as Reported	$22,951	$27,143
Restructuring Charges	—	1,995
Acquisition Related Charges	—	250
Adjusted Gross Profit	$22,951	$29,388

Gross Profit % as Reported	15.2%	16.7%
Adjusted Gross Profit %	15.2%	18.1%

Segment Income (Loss) as Reported	$(3,245)	$62
Restructuring Charges	—	2,019
Acquisition Related Charges	—	276
Adjusted Segment Income (Loss)	$(3,245)	$2,357

Segment Income (Loss) % as Reported	(2.2)%	0.0%
Adjusted Segment Income (Loss) %	(2.2)%	1.5%

First Quarter Highlights

•
Net sales decreased by $11.7 million, primarily due to lower shipments of snowthrowers, pressure washers, and service parts, partially offset by higher shipments of high-end residential and commercial lawn and garden equipment through our North American dealer channel.

•
Gross profit percentage decreased by 150 basis points. Adjusted gross profit percentage decreased 290 basis points, primarily due to unfavorable foreign exchange and reduced production of snowthrowers due to elevated channel inventories.

•	Equity in earnings of unconsolidated affiliates increased by $0.6 million due to the increased ownership in our service parts distributor.

Outlook:

Our previous fiscal 2017 outlook did not contemplate storms. Subsequent to the end of our first quarter, Hurricane Matthew impacted portions of the southeastern United States, which resulted in power outages and drove increased demand for generators. Although it is too early to fully assess the impact Hurricane Matthew will have on generator sales for the remainder of fiscal 2017, we are able to estimate the sales to date that we attribute to the storm. We are increasing our fiscal 2017 net sales and earnings guidance to account for this portion of the storm impact. It is possible that the storm will drive increased sales for the remainder of the fiscal year. As we progress through our fiscal year, we will be able to better assess potential additional sales benefit from the storm.

Updated fiscal 2017 guidance:

•
Net sales are expected to be in a range of $1.86 billion to $1.90 billion, up from previous guidance of $1.84 billion to $1.89 billion. We continue to expect that the U.S. residential lawn and garden market will improve by 1% to 4% including expected improvements in the housing market and more seasonal spring weather in key markets.

•
Net income is expected to be in a range of $57 million to $64 million or $1.31 to $1.46 per diluted share (prior to the impact of any share repurchases), up from previous guidance of $55 million to $62 million or $1.26 to $1.41 per diluted share.

•
Operating margins are expected to be approximately 5.5% to 5.8%, reflecting the benefit of the storm. Adjusted operating margins for fiscal 2016 were 5.0% (2.6% GAAP), which included the equity in earnings of unconsolidated affiliates for the second half of the fiscal year (5.2% if equity in earnings of unconsolidated affiliates had been included for the full year (2.7% GAAP)).

•	The effective tax rate is expected to be in a range of 31% to 33%.

•	Capital expenditures are now expected to be $70 million to $80 million.

Non-GAAP Financial Measures
Briggs & Stratton Corporation prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended September
(In Thousands, except per share data)

	Three Months Ended September
	FY2017 Reported	Adjustments	FY2017 Adjusted	FY2016 Reported	Adjustments(1)	FY2016 Adjusted
Gross Profit
Engines	$30,985	$—	$30,985	$23,777	$464	$24,241
Products	22,951	—	22,951	27,143	2,245	29,388
Inter-Segment Eliminations	(1,415)	—	(1,415)	(1,208)	—	(1,208)
Total	$52,521	$—	$52,521	$49,712	$2,709	$52,421
Engineering, Selling, General and Administrative Expenses
Engines	$44,455	$—	$44,455	$44,301	$850	$43,451
Products	27,608	—	27,608	27,833	26	27,807
Total	$72,063	$—	$72,063	$72,134	$876	$71,258
Segment Income (Loss) (2)
Engines	$(11,654)	$—	$(11,654)	$(20,754)	$2,204	$(18,550)
Products	(3,245)	—	(3,245)	62	2,295	2,357
Inter-Segment Eliminations	(1,415)	—	(1,415)	(1,208)	—	(1,208)
Total	$(16,314)	$—	$(16,314)	$(21,900)	$4,499	$(17,401)

Reconciliation from Segment Income (Loss) to Income before Income Taxes:
Equity in Earnings of Unconsolidated Affiliates (2)	—	—	—	1,436	—	1,436
Income (Loss) from Operations	$(16,314)	$—	$(16,314)	$(23,336)	$4,499	$(18,837)

Income (Loss) before Income Taxes	(20,362)	—	(20,362)	(26,417)	4,499	(21,918)
Provision (Credit) for Income Taxes	(6,214)	—	(6,214)	(8,246)	1,528	(6,718)
Net Income (Loss)	$(14,148)	$—	$(14,148)	$(18,171)	$2,971	$(15,200)

Earnings (Loss) Per Share
Basic	$(0.34)	$—	$(0.34)	$(0.42)	$0.07	$(0.35)
Diluted	(0.34)	—	(0.34)	(0.42)	0.07	(0.35)
(1) For the first quarter of fiscal 2016, includes pre-tax restructuring charges of $3,373 ($2,239 after tax), pre-tax acquisition-related charges of $276 ($179 after tax), and pre-tax litigation charges of $850 ($553 after tax).
(2) For all periods presented, equity in earnings of unconsolidated affiliates is included in segment income (loss). Beginning with the third quarter of fiscal 2016, the Company classifies its equity in earnings of unconsolidated affiliates within income from operations. Prior to the third quarter of fiscal 2016, equity in earnings of unconsolidated affiliates is classified in other income.